Exhibit 99

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS CONCLUDES YEAR OF SOLID PROFIT

IMPROVEMENT AND STRONG CASH GENERATION AS IT REPORTS

FOURTH QUARTER 2012 AND FULL YEAR RESULTS

FAIRLAWN, OHIO, January 22, 2013 –

Fourth Quarter 2012 Highlights

•

For the fourth quarter of 2012, the Company reported income from continuing operations of $1.2 million, or $0.02 per diluted share, compared to $6.3 million, or $0.14 per diluted share, in the fourth quarter of 2011.

•

Adjusted Income from Continuing Operations for the fourth quarter of 2012 was $3.2 million, or $0.07 per diluted share, as compared to $5.9 million, or $0.13 per diluted share last year (See Tables B and C). Results in the quarter were negatively impacted by LIFO expense of $1.8 million (net of tax), or $0.04 per diluted share.

•	The Decorative Products segment name has been changed to Engineered Surfaces to reflect the improved portfolio and importance of innovation and functional performance in the segment’s products.

- more -

OMNOVA Add 1

Full Year 2012 Highlights

•	Record Segment Operating Profit of $93.4 million in 2012, compared to $85.2 million in 2011.

•	Gross profit margins increased to 20.2% versus 18.2% in 2011.

•	Record operating profit in the Specialty Chemicals and Laminates product lines.

•	Strong cash generation improves balance sheet with a net debt reduction of $49.2 million and a net leverage decline to 2.75 times.

•

Portfolio enhancement and manufacturing footprint improvement with the sale of wallcovering businesses in 2012 and the coated fabrics manufacturing transition which will be completed in the first quarter of 2013.

OMNOVA Solutions Inc. (NYSE: OMN) today announced income from continuing operations of $1.2 million, or $0.02 per diluted share, for the fourth quarter ended November 30, 2012. Net income for the fourth quarter was $0.7 million, or $0.01 per diluted share. Adjusted Income from Continuing Operations for the fourth quarter of 2012 was $3.2 million, or $0.07 per diluted share, as compared to $5.9 million, or $0.13 per diluted share last year (See Tables B and C). Results in the quarter were negatively impacted by LIFO expense of $1.8 million (net of tax), or $0.04 per diluted share, primarily related to the inventory build for the transition of coated fabrics manufacturing to other, more efficient OMNOVA plants due to the wind-down of manufacturing operations in Columbus, Mississippi.

“The fourth quarter results were negatively impacted by weakness in global demand, particularly in Europe and in the North American paper industry, as well as several one-time unusual items. During the year, we made structural improvements in our business portfolio, and took many other positive actions that drove continued improvement in our full-year profitability, and generated significant cash flow which allowed us to reduce our net leverage to 2.75 times,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer.

“As we look forward to 2013, we are encouraged by a number of actions and market developments that are expected to gain traction starting in the second quarter and, as a result, we believe the Company will continue to improve earnings in fiscal 2013. Among those actions are several recent new business wins, including one which was driven by the conversion of U.S.-based styrene butadiene latex capacity to a new high styrene chemistry application. Engineered Surfaces expects further profit improvement beginning in the second quarter after the wind-down of the Columbus, Mississippi manufacturing operations and the transition of coated fabrics manufacturing to more efficient OMNOVA facilities. Later in the year, we will

- more -

OMNOVA Add 2

have increased our Performance Chemicals capabilities in China with expanded specialty chemistry offerings to our customers as we commission the new capacity addition at our Caojing site. Finally, the Company continues to make progress on productivity and cost reduction actions with over $8 million of non-raw material improvements expected in 2013.

“In addition, we are encouraged by a number of market developments including the continuing momentum of the U.S. housing recovery, rapid growth in oil and gas exploration and production, a strong outlook for automotive and transportation segments in North America and Asia, and growing demand, particularly in developing regions of the world, for personal hygiene products. OMNOVA has a strong pipeline of new products and is well positioned to serve these markets,” said McMullen.

Consolidated Results for the Fourth Quarter Ending November 30, 2012

Net sales decreased $47.5 million, or 15.8%, to $253.9 million for the fourth quarter of 2012, compared to $301.4 million for the fourth quarter of 2011. The sales decrease was driven by price reductions of $28.0 million, or 9.3%, reduced volumes of $16.4 million, or 5.5%, and unfavorable foreign currency translation effects of $3.1 million, or 1.0%.

Gross profit in the fourth quarter of 2012 decreased to $48.5 million, compared to $55.8 million in the fourth quarter of 2011, driven primarily by lower sales volume. Raw material costs decreased $31.7 million in the fourth quarter versus the same period last year. Gross profit margins in the fourth quarter of 2012 improved to 19.1%, compared to margins of 18.5% in the fourth quarter of 2011.

Selling, general and administrative expense in the fourth quarter of 2012 was $29.1 million, compared to $26.0 million in the fourth quarter of 2011. The increase was due to higher employment-related, research and development and information technology costs.

Interest expense in the fourth quarter of 2012 was $8.7 million, a decrease of $0.8 million from the fourth quarter of 2011, due primarily to the completed amortization of an interest rate swap agreement in the second quarter of 2012.

Income tax expense was $1.4 million, or a 53.8% effective income tax rate for the fourth quarter of 2012, compared to income tax expense of $4.5 million, or a 41.7% effective tax rate in the fourth quarter of 2011. The higher tax rate in the fourth quarter of 2012 was due primarily to the lower level of income and non-recurring permanent tax expense items.

Net income for the fourth quarter of 2012 was $0.7 million, or $0.01 per diluted share, compared to a loss of $10.4 million, or $0.23 per diluted share, for the fourth quarter of 2011. Included in the fourth quarter of 2012 are losses from discontinued operations of $0.5 million, or $0.01 per diluted share, compared to a loss from discontinued operations of $16.7 million, or

- more -

OMNOVA Add 3

$0.37 per diluted share, in the fourth quarter of 2011, primarily related to the decision to exit the global wallcovering businesses and the related write-down of manufacturing assets in Columbus, Mississippi. Income from continuing operations for the fourth quarter of 2012 was $1.2 million, or $0.02 per diluted share, compared to $6.3 million, or $0.14 per diluted share, for the fourth quarter of 2011. Adjusted Income From Continuing Operations (which excludes certain non-recurring expense items detailed in Tables B and C) was $3.2 million, or $0.07 per diluted share, for the fourth quarter of 2012, compared to $5.9 million, or $0.13 per diluted share, in the fourth quarter of 2011. Results in the quarter were negatively impacted by LIFO expense of $1.8 million (net of tax), or $0.04 per diluted share, primarily related to the inventory build for the transition of coated fabrics manufacturing to other, more efficient OMNOVA plants due to the wind-down of manufacturing operations in Columbus, Mississippi.

Consolidated Results for the Year Ending November 30, 2012

Net sales decreased $75.6 million, or 6.3%, to $1,125.5 million for 2012, compared to $1,201.1 million for 2011. The sales decrease was driven by reduced volumes of $60.4 million, or 5.0%, which was partially offset by price increases of $0.8 million, or 0.1%. Currency translation effects were $16.0 million unfavorable, or 1.4% of sales.

Gross profit in 2012 increased to $227.2 million, compared to $218.6 million in 2011, driven primarily by a change in sales mix and lower raw material costs. Raw material costs decreased $23.0 million in 2012 versus fiscal 2011. Gross profit margins in 2012 improved to 20.2%, compared to margins of 18.2% in fiscal 2011.

Selling, general and administrative expense in 2012 was $121.2 million, compared to $108.6 million in 2011. The increase was due to higher employment-related, research and development and information technology costs.

Interest expense in 2012 was $36.5 million, a decrease of $1.5 million from 2011, due primarily to the completed amortization of an interest rate swap agreement in the second quarter of 2012 and slightly lower pricing for the term loan.

Income tax expense was $11.2 million, or a 30.3% effective income tax rate for 2012, compared to income tax expense of $13.4 million, or a 44.5% effective tax rate in 2011. The higher tax rate in 2011 was due primarily to non-recurring permanent tax expense items related to the ELIOKEM acquisition. Cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has $116.8 million of U.S. federal net operating loss carryforwards and $90.0 million of state and local tax net operating loss carryforwards with expiration dates between 2022 and 2032.

- more -

OMNOVA Add 4

Net Income for 2012 was $27.6 million, or $0.60 per diluted share, compared to a loss of $2.8 million, or $0.06 per diluted share, for 2011. Included in 2012 net income is income from discontinued operations of $1.9 million, or $0.04 per diluted share, compared to a loss from discontinued operations of $19.5 million, or $0.43 per diluted share, in 2011 primarily related to the decision to exit the global wallcovering businesses and a related write-down of manufacturing assets. Income from continuing operations for 2012 was $25.7 million, or $0.56 per diluted share, compared to $16.7 million, or $0.37 per diluted share, for 2011. Adjusted Income From Continuing Operations (which excludes certain non-recurring expense items detailed in Tables B and C) was $28.5 million, or $0.63 per diluted share, for 2012, compared to Adjusted Income From Continuing Operations of $24.8 million, or $0.55 per diluted share, in fiscal 2011.

As of November 30, 2012, the Company’s debt of $453.6 million was comprised of $250.0 million of 7.875% Senior Notes maturing in 2018, a term loan of $196.0 million maturing in 2017 and $7.6 million of foreign operations borrowings. The Company continued its strong liquidity position as consolidated cash closed at $148.5 million, or an improvement of $45.4 million in 2012. On November 30, 2012, there were no outstanding borrowings under the Company’s U.S. revolving asset-based credit facility, and the available borrowing capacity was $74.0 million.

Net Debt declined $49.2 million during fiscal 2012 to $307.3 million. The Net Leverage Ratio (Net Debt / Adjusted EBITDA), as calculated in the Company’s Credit Agreement, improved to 2.75x at November 30, 2012, compared to 3.12x on November 30, 2011 (see Table D).

Discontinued Operations

As part of the Company’s strategy to focus on businesses with greater global growth and profit potential, the Company divested its North American and U.K- based commercial wallcovering businesses in 2012.

These businesses were classified as discontinued operations at the end of 2011. The Columbus, Mississippi manufacturing facility produced both wallcovering and coated fabric products for the North American market. During 2012, the Company was transitioning the manufacturing of coated fabric products from Columbus to other, more efficient OMNOVA manufacturing sites. The Company plans to cease manufacturing activities at the Columbus site in February 2013.

- more -

OMNOVA Add 5

Performance Chemicals Fourth Quarter 2012 Results

Net sales during the fourth quarter of 2012 decreased $51.9 million, or 21.5%, to $189.5 million, compared to $241.4 million in the fourth quarter of 2011. Sales decreased due to reduced pricing of $27.8 million, or 11.5%, volume declines of $21.1 million, or 8.8%, and unfavorable foreign currency translation effects of $3.0 million, or 1.2%. In the fourth quarter of 2012, Performance Chemicals generated Adjusted Segment Operating Profit of $18.5 million, compared to Adjusted Segment Operating Profit of $22.5 million in the fourth quarter of 2011 (see Table A). Included in the fourth quarter of 2012 was LIFO income of $0.6 million. Adjusted Segment Operating Profit declined due to the lower volumes. The Adjusted Segment Operating Profit margin was 9.8% for the fourth quarter of 2012, compared to an Adjusted Segment Operating Profit margin of 9.3% in the fourth quarter of 2011.

Specialty Chemicals sales were $114.7 million for the fourth quarter of 2012 as compared to $132.6 million for the fourth quarter of 2011. Volumes in Specialty Chemicals were down 2.7% and pricing declined 8.5%, both of which were partially offset by increased global sales in oilfield drilling, personal hygiene products, floor care, and tapes and adhesives. During the quarter, there were several new product introductions in oil and gas drilling chemicals that were being trialed by customers, and the Company won new customers in construction chemicals. At OMNOVA’s newest plant in Caojing, China, shipments of tire cord adhesive product increased significantly over the last few months. This site also continued working on a major plant expansion which is focused on growing other specialty chemical product offerings, with an expected completion in the third quarter of 2013. This investment will focus on local supply into the fast-growing Asian personal hygiene market and other specialty segments.

Paper and Carpet Chemicals sales were $74.8 million for the fourth quarter of 2012 as compared to $108.8 million for the fourth quarter of 2011. As compared to last year, fourth quarter volumes in Paper and Carpet Chemicals were down 16.1% due to weak market conditions and market share loss. Pricing declined 15.2% due to index pricing formulas and competitive activity. During the first quarter of 2013, Performance Chemicals won several new business awards with sales expected to ramp up in the second quarter of 2013. Actions continue to be focused on more cost effective as well as higher performance product solutions including bio-based co-polymer hybrids and other emulsion chemistries to deliver greater customer value. In addition, the Company is currently finalizing manufacturing capabilities to begin its own internal production of hollow plastic pigment products for coated paper, packaging, and other applications, replacing what had been externally produced on a contract basis. This technology, which provides opacity and gloss and reduces the need for other ingredients such as titanium dioxide, was acquired from Dow Chemical in 2010. The capability

- more -

OMNOVA Add 6

to produce these specialty, high-performing emulsion products was converted from previously existing styrene butadiene latex manufacturing capacity as part of OMNOVA’s continuing strategy to repurpose manufacturing assets to meet changing market demands.

On a full-year basis, Performance Chemicals sales were $864.5 million in 2012 as compared to $951.9 million in 2011. Sales decreased due to lower pricing of $4.4 million, or 0.5%, volume declines of $66.1 million, or 6.9%, and unfavorable foreign currency translation effects of $16.9 million, or 1.8%. Adjusted Segment Operating Profit was $89.6 million as compared to $91.2 million for the same period in 2011 and operating profit margins were 10.4% in 2012, versus 9.6% in 2011.

Engineered Surfaces Fourth Quarter 2012 Results

The Company recently changed the name of its Decorative Products segment to Engineered Surfaces to better reflect the improved portfolio and the importance of innovation and functional performance that are valued by customers in the served markets.

Net sales were $64.4 million during the fourth quarter of 2012, an increase of $4.4 million, or 7.3%, compared to the fourth quarter of 2011. The sales increase was driven primarily by higher volumes in the laminates product line. The Adjusted Segment Operating Loss was $1.0 million in the fourth quarter of 2012, compared to Adjusted Segment Operating Profit for the fourth quarter of 2011 of $2.2 million. (see Table A). Negatively impacting the fourth quarter of 2012 was LIFO expense of $3.2 million, primarily related to the inventory build for the transition of coated fabrics manufacturing from Columbus, Mississippi to other OMNOVA plants. Excluding this item, Adjusted Segment Operating Profit for the fourth quarter of 2012 would have been $2.2 million.

Coated Fabrics sales were $27.3 million, a decrease of $1.2 million, or 4.2%, driven by a decline in domestic transportation, low-margin furniture in China, and European contract sales. During the quarter, the Company was awarded business from a large Chinese automotive manufacturer which is expected to ramp up in 2013.

Laminates and Performance Films sales were $37.1 million, an increase of $5.6 million, or 17.8%, as compared to the previous year. Laminate sales grew across most market segments led by flooring, appliances, kitchen and bath, store fixtures and recreational vehicles.

On a full-year basis, sales were $261.0 million in 2012 as compared to $249.2 million in 2011 led by price increases of $5.2 million and improved volumes of $5.7 million. Adjusted Segment Operating Profit was $9.3 million as compared to $3.1 million for the same period in 2011. During 2012, Engineered Surfaces incurred $3.0 million of non-recurring expense as it

- more -

OMNOVA Add 7

transitioned the manufacturing of coated fabrics products from Columbus, Mississippi to other, more efficient OMNOVA manufacturing sites.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, January 22, 2013, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, February 12, 2013. A telephone replay will also be available beginning at 1:00 p.m. ET on January 22, 2013, and ending at 11:59 p.m, ET on February 12, 2013. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 276294.

- more -

Non-GAAP and Other Financial Measures

Reconciliation of Reported Segment Sales and Operating Profit (Loss) to Net Sales and Net Income (Loss)

	Three Months Ended November 30,		Year Ended November 30,
(Dollars in millions)	2012	2011	2012	2011
Performance Chemicals
Paper and Carpet Chemicals	$74.8	$108.8	$343.2	$399.3
Specialty Chemicals	114.7	132.6	521.3	552.6

Total Performance Chemicals	$189.5	$241.4	$864.5	$951.9

Engineered Surfaces
Coated Fabrics	$27.3	$28.5	$117.0	$114.3
Laminates and Performance Films	37.1	31.5	144.0	134.9

Total Engineered Surfaces	64.4	60.0	261.0	249.2

Total Net Sales	$253.9	$301.4	$1,125.5	$1,201.1

Segment Operating Profit (Loss)
Performance Chemicals	$18.5	$24.1	$89.6	$86.5
Engineered Surfaces	(3.0)	.7	3.8	(1.3)
Interest expense	(8.7)	(9.5)	(36.5)	(38.0)
Corporate expense	(4.2)	(4.5)	(20.0)	(13.8)
Acquisition and integration related expense	—	—	—	(2.3)
Deferred financing fees write-off	—	—	—	(1.0)

Income From Continuing Operations Before Income Taxes	2.6	10.8	36.9	30.1
Income tax expense	(1.4)	(4.5)	(11.2)	(13.4)

Income from continuing operations	1.2	6.3	25.7	16.7
(Loss) Income from discontinued operations, net of tax	(.5)	(16.7)	1.9	(19.5)

Net Income (Loss)	$.7	$(10.4)	$27.6	$(2.8)

Depreciation and amortization	$8.1	$8.8	$32.0	$33.5
Capital expenditures	$13.3	$8.6	$32.8	$24.1

This Earnings Release includes Adjusted Segment Operating Profit (Loss), Adjusted Income From Continuing Operations and Adjusted Diluted Earnings Per Share which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit (Loss), Net Income (Loss), Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Presented in Table D is the Company’s Net Leverage Ratio (Net Debt/Adjusted EBITDA) calculation. EBITDA and Net Debt are presented as defined in the Company’s Term Loan Credit Agreement and the calculation of Net Debt includes restricted cash and outstanding letters of credit.

Non-GAAP and Other Financial Measures (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit, (B) Adjusted Income From Continuing Operations, (C) Adjusted Diluted Earnings Per Share From Continuing Operations and (D) Net Leverage Ratio Calculation

TABLE A
Adjusted Segment Operating Profit Reconciliation	Three Months Ended November 30,		Year Ended November 30,
(Dollars in millions)	2012	2011	2012	2011
Performance Chemicals Segment Operating Profit	$18.5	$24.1	$89.6	$86.5
Restructuring and severance	—	.1	—	1.1
Customer trade receivable write-off	—	(1.7)	—	.9
Fair value write-up of ELIOKEM inventory acquired	—	—	—	2.7

Total adjustments to Performance Chemicals’ segment operating profit	—	(1.6)	—	4.7

Performance Chemicals’ Adjusted Segment Operating Profit	$18.5	$22.5	$89.6	$91.2

Engineered Surfaces Segment Operating (Loss) Profit	$(3.0)	$.7	$3.8	$(1.3)
Restructuring and severance and other	.4	.2	1.5	.7
Asset impairment and facility closure costs	.8	1.3	1.0	3.7
Coated Fabrics manufacturing transition costs	.8	—	3.0	—

Total adjustments to Engineered Surfaces’ segment operating profit	2.0	1.5	5.5	4.4

Engineered Surfaces’ Adjusted Segment Operating (Loss) Profit	$(1.0)	$2.2	$9.3	$3.1

Total Adjusted Segment Operating Profit	$17.5	$24.7	$98.9	$94.3

TABLE B
Adjusted Income From Continuing Operations Reconciliation	Three Months Ended November 30,		Year Ended November 30,
(Dollars in millions)	2012	2011	2012	2011
Income From Continuing Operations	$1.2	$6.3	$25.7	$16.7
Performance Chemicals segment operating profit adjustments per Table A	—	(1.6)	—	4.7
Engineered Surfaces segment operating profit adjustments per Table A	2.0	1.5	5.5	4.4
Corporate restructuring and other	—	—	—	.2
Acquisition and integration related expense	—	—	—	2.3
Deferred financing fees write-off	—	—	—	1.0
Income tax expense adjustment(1)	—	(.3)	(1.7)	(5.6)
Tax expense for liquidation of foreign subsidiary	—	—	—	1.1
Tax benefit from foreign tax election	—	—	(1.0)	—

Adjusted Income From Continuing Operations	$3.2	$5.9	$28.5	$24.8

(1)	The income tax adjustment is the additional tax benefit (expense) required to apply the Company’s YTD effective tax rate to Income from Continuing Operations and the excluded items.

TABLE C
Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation	Three Months Ended November 30,		Year Ended November 30,
(Dollars)	2012	2011	2012	2011
Diluted Earnings Per Share From Continuing Operations	$.02	$.14	$.56	$.37
Performance Chemicals segment operating profit adjustments per Table A	—	(.04)	—	.11
Engineered Surfaces segment operating profit adjustments per Table A	.05	.04	.13	.10
Acquisition and integration related expense	—	—	—	.05
Deferred financing fees write-off	—	—	—	.02
Income tax expense adjustment	—	(.01)	(.04)	(.12)
Tax expense for liquidation of foreign subsidiary	—	—	—	.02
Tax benefit from foreign tax election	—	—	(.02)	—

Total Earnings Per Share Impact of Adjusted Items	.05	(.01)	.07	.18

Adjusted Diluted Earnings Per Share From Continuing Operations	$.07	$.13	$.63	$.55

Non-GAAP and Other Financial Measures (Continued)

TABLE D Net Leverage Ratio Calculation	Year Ended
	2012	2011
(Dollars in millions)
Income from continuing operations	$25.7	$16.7
Interest expense	33.8	35.3
Amortization of deferred financing costs	2.7	2.7
Income tax	11.2	13.4
Depreciation and amortization	32.0	33.5

EBITDA	$105.4	$101.6
Restructuring and severance	1.0	2.2
Asset impairments	1.0	3.1
Non-cash stock compensation	4.5	3.6
Other	—	3.7

Adjusted EBITDA	$111.9	$114.2

	Year Ended
Net Debt Reconciliation	2012	2011
Total debt as defined by Term Loan B agreement	$455.8	$459.6
Less cash	(148.5)	(103.1)

Net Debt	$307.3	$356.5

Adjusted EBITDA	$111.9	$114.2
Net Debt/Adjusted EBITDA	2.75x	3.12x

OMNOVA Add 11

This press release includes “forward-looking statements” as defined by federal securities laws. These statements, as well as any verbal statements by the Company in connection with this press release, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s results and, in some cases, such effect could be material.

All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained herein. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation, and specifically declines any obligation other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Risks and uncertainties that may cause actual results to differ materially from expected results include, among others: economic trends and conditions affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; high degree of customer concentration and potential loss of a significant customer; supplier, customer and/or competitor consolidation; customer credit and bankruptcy risk; failure to successfully develop and commercialize new products; a decrease in regional customer

- more -

OMNOVA Add 12

demand due to reduced in-region production or increased import competition; risks associated with international operations including political unrest, fluctuations in exchange rates, and regulatory uncertainty; failure to successfully implement productivity enhancement and cost reduction initiatives; risks associated with chemical handling and manufacturing and with acts of war, terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; unplanned full or partial suspension of plant operations; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit the Company from using or selling certain products and raw materials; losses from the Company’s strategic alliance, joint venture, acquisition, integration and operational activities; rapid inflation in health care costs; loss of key employees and inability to attract and retain new key employees; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in, and significant contributions required to meet, pension plan funding obligations; attacks on and/or failure of the Company’s information systems; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; stock price volatility; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term or long-term borrowing rates.

For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.

OMNOVA Solutions Inc. is a technology-based company with sales for the fiscal year ending November 30, 2012 of $1.1 billion and a global workforce of approximately 2,390. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

# # #

OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended November 30,		Year Ended November 30,
	2012	2011	2012	2011
Net Sales	$253.9	$301.4	$1,125.5	$1,201.1
Cost of goods sold	205.4	245.6	898.3	982.5

Gross Profit	48.5	55.8	227.2	218.6
Selling, general and administrative	29.1	26.0	121.2	108.6
Depreciation and amortization	8.1	8.8	32.0	33.5
Asset impairment	.8	.7	1.0	3.1
Restructuring and severance	—	.2	1.0	1.6
Interest expense	8.7	9.5	36.5	38.0
Deferred financing fees write-off	—	—	—	1.0
Acquisition and integration related expense	—	—	—	2.3
Other (income) expense, net	(.8)	(.2)	(1.4)	.4

	45.9	45.0	190.3	188.5
Income From Continuing Operations Before Income Taxes	2.6	10.8	36.9	30.1
Income tax expense	1.4	4.5	11.2	13.4

Income From Continuing Operations	1.2	6.3	25.7	16.7
Discontinued Operations
Loss from discontinued operations (net of tax)	(.5)	(16.7)	(4.1)	(19.5)
Gain on sale of discontinued operations (net of tax)	—	—	6.0	—

Total discontinued operations	(.5)	(16.7)	1.9	(19.5)

Net Income (Loss)	$.7	$(10.4)	$27.6	$(2.8)

Income (Loss) Per Share
Basic
Basic income from continuing operations per share	$.02	$.14	$.56	$.37
Basic income (loss) from discontinued operations per share	(.01)	(.37)	.05	(.43)

Basic Net Income (Loss) Per Share	$.01	$(.23)	$.61	$(.06)

Diluted
Diluted income from continuing operations per share	$.02	$.14	$.56	$.37
Diluted income (loss) from discontinued operations per share	(.01)	(.37)	.04	(.43)

Diluted Net Income (Loss) Per Share	$.01	$(.23)	$.60	$(.06)

Weighted-average shares outstanding – basic	46.1	45.2	45.6	44.8

Weighted-average shares outstanding – diluted	46.4	45.6	46.0	45.2

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

(Dollars in Millions, except per share amounts)

	November 30, 2012	November 30, 2011
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$143.0	$98.9
Restricted cash	5.5	4.2
Accounts receivable, net	137.3	163.2
Inventories	96.2	84.5
Prepaid expenses and other	7.6	3.9
Deferred income taxes - current	10.7	6.5
Assets held for sale - current	—	16.6

Total Current Assets	400.3	377.8
Property, plant and equipment, net	222.8	220.8
Trademarks and other intangible assets, net	79.6	87.5
Goodwill	86.7	88.0
Deferred income taxes-non-current	65.7	69.1
Deferred financing fees	11.3	13.6
Other assets	7.3	8.3

Total Assets	$873.7	$865.1

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$9.6	$11.3
Accounts payable	106.9	108.5
Accrued payroll and personal property taxes	17.7	16.8
Employee benefit obligations	2.1	2.2
Deferred income taxes - current	—	.1
Accrued interest	1.8	1.8
Other current liabilities	7.4	7.3
Liabilities held for sale - current	—	8.5

Total Current Liabilities	145.5	156.5
Senior notes	250.0	250.0
Long-term debt - other	192.6	194.3
Post-retirement benefits other than pensions	7.7	7.8
Pension liabilities	111.4	91.5
Deferred income taxes - non-current	23.9	28.3
Other liabilities	12.4	15.0

Total Liabilities	743.5	743.4
Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 47.5 million and 46.1 million shares issued at November 30, 2012 and November 30, 2011, respectively	4.7	4.6
Additional contributed capital	331.8	324.9
Retained deficit	(87.2)	(114.8)
Treasury stock at cost; .6 million shares at November 30, 2012 and .4 million shares at November 30, 2011	(4.4)	(2.7)
Accumulated other comprehensive loss	(114.7)	(90.3)

Total Shareholders’ Equity	130.2	121.7

Total Liabilities and Shareholders’ Equity	$873.7	$865.1